Exhibit 99.1

Caterpillar Financial Services Corporation
4Q 2022 Earnings Release
January 31, 2023

FOR IMMEDIATE RELEASE

Cat Financial Announces 2022 Year-End Results

Full-Year 2022 vs. Full-Year 2021
Cat Financial reported revenues of $2.73 billion for 2022, an increase of $172 million, or 7%, compared with $2.56 billion for 2021. Profit was $535 million for 2022, an increase of $30 million, or 6%, compared with $505 million for 2021.
The increase in revenues was primarily due to a $151 million favorable impact from higher average financing rates and a $55 million favorable impact from returned or repossessed equipment, partially offset by a $38 million unfavorable impact from lower average earning assets.
Profit before income taxes was $731 million for 2022, an increase of $36 million, or 5%, compared with $695 million for 2021. The increase was primarily due to a $55 million favorable impact from returned or repossessed equipment, partially offset by a $19 million unfavorable impact from lower average earning assets.
The provision for income taxes reflected an annual tax rate of 26% for both 2022 and 2021.
During 2022, retail new business volume was $11.36 billion, a decrease of $1.74 billion, or 13%, compared with $13.10 billion for 2021. The decrease was driven by lower volume across all segments with the exception of an increase in Latin America.
At the end of 2022, past dues were 1.89%, compared with 1.95% at the end of 2021. Write-offs, net of recoveries, were $46 million for 2022, compared with $205 million for 2021. As of December 31, 2022, the allowance for credit losses totaled $346 million, or 1.29% of finance receivables, compared with $337 million, or 1.22% of finance receivables at December 31, 2021.
Fourth-Quarter 2022 vs. Fourth-Quarter 2021
Cat Financial reported fourth-quarter 2022 revenues of $724 million, an increase of $81 million, or 13%, compared with $643 million in the fourth quarter of 2021. Fourth-quarter 2022 profit was $118 million, a decrease of $4 million, or 3%, compared with $122 million in the fourth quarter of 2021.
The increase in revenues was primarily due to a $97 million favorable impact from higher average financing rates, partially offset by a $14 million unfavorable impact from lower average earning assets.

Fourth-quarter 2022 profit before income taxes was $151 million, a decrease of $28 million, or 16%, compared with $179 million in the fourth quarter of 2021. The decrease was mainly due to a $37 million unfavorable impact from a higher provision for credit losses, partially offset by a $12 million favorable impact from a decrease in general, operating and administrative expenses.
During the fourth quarter of 2022, retail new business volume was $2.76 billion, a decrease of $666 million, or 19%, compared with $3.42 billion in the fourth quarter of 2021. The decrease was primarily driven by lower volume in the North America, EAME, and Asia/Pacific segments.
"We are very pleased with the performance of our business during 2022, especially the health of our global portfolio ending the year with the lowest year-end past due percentage in over 15 years,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. "The Cat Financial team remains committed to supporting our customers and executing our strategy.”
About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

FULL-YEAR 2022 VS. FULL-YEAR 2021
(ENDED DECEMBER 31)
(Millions of dollars)

	2022	2021	CHANGE
Revenues	$2,734	$2,562	7%
Profit Before Income Taxes	$731	$695	5%
Profit (excluding profit attributable to noncontrolling interests)	$535	$505	6%
Retail New Business Volume	$11,355	$13,097	(13)%
Total Assets	$31,957	$32,387	(1)%

FOURTH-QUARTER 2022 VS. FOURTH-QUARTER 2021
(ENDED DECEMBER 31)
(Millions of dollars)

	2022	2021	CHANGE
Revenues	$724	$643	13%
Profit Before Income Taxes	$151	$179	(16)%
Profit (excluding profit attributable to noncontrolling interests)	$118	$122	(3)%
Retail New Business Volume	$2,756	$3,422	(19)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) the duration and geographic spread of, business disruptions caused by, and the overall global economic impact of, the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.